UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2004

PARAMCO FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware

            000-32495

88-0441287

(State or other jurisdiction of

             (Commission File No.)

   (I.R.S. Employer Identification No.)

incorporation or organization)

2391 N.E. Loop 410, Suite 103, San Antonio, Texas 78217

(Address of principal executive offices)

Registrant’s telephone number, including area code:   (210)  653-6669

4610 So. Ulster Street, Suite 150, Denver, Colorado 80237

(Former name or former address, if changed since last report)

Item 5.02

DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On November 22, 2004, Douglas G. Gregg resigned his position as a Director, President and Chief Executive Officer of the Company.  Mr. Gregg’s resignation was not due to any disagreement with the Company relating to our operations, policies, or practices.  Mr. Gregg will serve as an unpaid consultant to the Company for a period of six months.  Mr. Gregg has also agreed to waive all accrued compensation that is due him, but unpaid, in the total amount of $680,623.28.

Also on November 22, 2004, the Company’s Board of Directors appointed Michael Reyna as President and Chief Executive Officer of the Company.  At the same time, Terrence Riely, our Chairman of the Board, was named to the additional post of  Chief Financial Officer of the Company.

Terrence Riely.  Mr. Riely rejoined the Company when he was elected to our Board of Directors and named Chairman in June, 2004.   Mr. Riely’s prior associations with the Company began when he became a director of the Company on January 22, 2003.  On March 13, 2003, he was named Secretary, Acting Treasurer and Acting Chief Financial Officer. On December 31, 2003, Mr. Riely resigned as an officer and director of the Company.  Mr. Riely has been in the financial services business in San Antonio, Texas since 1981. He has been a Certified Financial Planner since 1986 and has owned, operated and later sold a NASD Broker-Dealer Firm, Terry Riely & Associates. He founded Woodlands in 1995 with Michael S. Goodlett, Sr., and has served as a director and Secretary of Woodlands since its inception to the present.

Michael Reyna.  Mr. Reyna was elected to our Board of Directors on October 9, 2004.  Mr. Reyna served as Business Operations Manager of Intermedia Partners of Greenville, South Carolina from 1999-2000.  In 2000, Mr. Reyna joined ATT Broadband, a publicly-traded company, of Salt Lake City, Utah, serving as Regional Vice President of Field Operation until 2001, when he became Vice President of Finance, serving in that capacity until 2003.  In January, 2003, he formed Reyjack International, a consulting company located in San Antonio, Texas.  He continues in this capacity, advising various companies.  In that capacity, he served from 2003 to 2004 as a director of HF3. He also presently serves as a Director of Jackman & Associates and Chief Executive Officer of Dynamic Strategies Ltd.

Item 8.01

OTHER EVENTS.

On November 22, 2004, the Company changed its principal offices to 2391 N.E. Loop 410, Suite 103, San Antonio, Texas 78217.

Item 9.01

FINANCIAL STATEMENTS OR EXHIBITS.

a.

Financial Statements.

None

b.

Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant had duly caused this report to be signed by the undersigned hereunto duly authorized.

Date:

November 24, 2004

PARAMCO FINANCIAL GROUP, INC.

s/Michael Reyna/

Michael Reyna

President and Chief Executive Officer